Exhibit 21


                         Subsidiaries of M.S. Carriers, Inc.


                                                          Jursidiction of
              Subsidiary                                   Incorporation

M.S. Carriers Warehousing & Distribution, Inc.              Tennessee

M.S. Nationwide, Inc. (inactive)                            Tennessee

M.S. Carriers Logistics Mexico, S.A. de C.V.                Mexico

M.S. International, Inc.                                    Nevada